Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Presents Development Update on Potential Smallpox and
Monkeypox Vaccine TNX-801 in an Oral Presentation at the World Vaccine and
Immunotherapy Congress

TNX-801 is Based on the Sequence of a Natural Isolate of Horsepox and is Believed Closer in Structure to Edward Jenner’s 1798 Vaccine than Modern Vaccinia Virus Vaccines Against Smallpox

Live-Virus Vaccine Platform Leverages Tonix’s Expanding Internal Development and Manufacturing Capabilities for Biologics

CHATHAM, N.J., December 1, 2022 – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP), a clinical-stage biopharmaceutical company, today announced that Seth Lederman, M.D., Chief Executive Officer of Tonix Pharmaceuticals, presented data from the Company’s TNX-801 (live horsepox virus vaccine) smallpox and monkeypox vaccine development program in an oral presentation at the World Vaccine and Immunotherapy Congress 2022, being held in San Diego, Calif., November 28 - December 1, 2022. A copy of the Company’s presentation is available under the Scientific Presentations tab of the Tonix website at www.tonixpharma.com

“TNX-801 is a live virus vaccine that we believe is closer to the smallpox vaccines used in the U.S. and Europe before 1900 than the modern vaccinia smallpox vaccines. TNX-801 has reduced virulence in animals, and we believe it has the potential for widespread use to protect against monkeypox,” said Seth Lederman, M.D., President and Chief Executive Officer. “Recent global outbreaks of monkeypox have highlighted the need to be prepared with a vaccine that provides durable immunity and blocks forward transmission. Tonix’s live virus vaccine technology is designed to achieve these outcomes.”

The oral presentation titled, “Live Virus Smallpox and Monkeypox Vaccine,” describes the history of live virus vaccines and rationale for the development of the Company’s Recombinant Pox Virus (RPV) platform, including TNX-801 to protect against monkeypox and smallpox. The presentation describes the origins of immunization, beginning with the first live virus vaccine invented by Dr. Edward Jenner in 1798. The inoculation procedure was called “vaccination” and the inoculum material was initially obtained from lesions on cows affected by a mild disease known as cowpox. However, Dr. Jenner suspected that cowpox originated from horses8,which led to immunization using material directly obtained from horses. This procedure was sometimes called “equination”. Equination and vaccination were practiced side-by-side in Europe13,14. Today, molecular analysis of DNA sequences from archaic smallpox vaccines suggests that TNX-801 is closer than modern smallpox vaccinia vaccines to the vaccine discovered and disseminated by Dr. Edward Jenner6-8.

As presented at the Canadian Society for Virology in June 2022, non-human primates vaccinated with TNX-801 were fully protected with sterilizing immunity from a challenge with intra-tracheal monkeypox.

In July 2022, the Company announced a collaboration with the Kenya Medical Research Institute (KEMRI) to seek regulatory approval for conducting a Phase 1 clinical study in Kenya to develop TNX-801 as a vaccine to protect against monkeypox and smallpox. The study is expected to start in the first half of 2023.

About TNX-801 and TNX-1850

TNX-801 is a live virus vaccine based on synthesized horsepox2,3. Tonix is developing TNX-801 for percutaneous administration as a vaccine to protect against monkeypox and smallpox. Tonix has previously reported positive data from a monkeypox challenge study in non-human primates4. Tonix is also developing TNX-1850 (horsepox-based live virus vaccines) for the prevention of COVID-19. TNX-1850 is designed to express the spike protein from the BA.2 variants of SARS-CoV-2. Tonix has previously reported positive data from a SARS-CoV-2 challenge study in non-human primates in which animals were vaccinated with TNX-1800, a horsepox-based vaccine expressing spike protein from the Wuhan strain5. Tonix’s TNX-801 was synthesized2 based on the sequence of the 1976 natural isolate Mongolian horsepox clone MNR-763. Molecular analysis of DNA sequences suggests that TNX-801 is closer than modern smallpox vaccines to the vaccine discovered and disseminated by Dr. Edward Jenner in 17986-8. For example, recent studies9,10 have shown approximately 99.7% colinear identity between TNX-801 and the circa 1860 U.S. smallpox vaccine VK05.11 The small plaque size in culture of TNX-801 appears identical to the U.S. Centers for Disease Control publication of the natural isolate12. Relative to vaccinia, horsepox has substantially decreased virulence in mice2. Dr. Edward Jenner invented vaccination in 1798 and the procedure was called “vaccination” because ‘cow’ is ‘vacca’ in Latin and the inoculum material was initially obtained from lesions on the udders of cows affected by a mild disease known as cowpox. However, Dr. Jenner suspected that cowpox originated from horses8. Subsequently, Dr. Jenner and others immunized against smallpox using material directly obtained from horses. The use of vaccines from horses was sometimes called ‘equination’ from the Latin ‘equus’ which means ‘horse’13. Equination and vaccination were practiced side-by-side in Europe13,14.

About the Recombinant Pox Virus (RPV) Platform

Horsepox virus and vaccines based on its use as a vector are live replicating viruses that elicit strong immune responses. Live replicating orthopoxviruses, like vaccinia or horsepox, can be engineered to express foreign genes and have been exploited as platforms for vaccine development because they possess; (1) large packaging capacity for exogenous DNA inserts, (2) precise virus-specific control of exogenous gene insert expression, (3) lack of persistence or genomic integration in the host, (4) strong immunogenicity as a vaccine, (5) ability to rapidly generate vector/insert constructs, (6) manufacturable at scale, and (7) ability to provide direct antigen presentation. Relative to vaccinia, horsepox has substantially decreased virulence in mice2. Horsepox-based vaccines are designed to be single dose, vial-sparing vaccines, that can be manufactured using conventional cell culture systems, with the potential for mass scale production and packaging in multi-dose vials. Tonix’s TNX-801 and RPV vaccine candidates are administered percutaneously using a two-pronged, or “bifurcated” needle. The major cutaneous reaction or “take” to vaccinia vaccine was described by Dr. Edward Jenner in 1796 and has been used since then as a biomarker for protective immunity to smallpox, including in the World Health Organization’s (WHO) accelerated smallpox eradication program that successfully eradicated smallpox in the 1960’s. The “take” is a measure of functional T cell immunity validated by the eradication of smallpox, a respiratory-transmitted disease caused by variola.

About Monkeypox and Smallpox

Monkeypox15 and smallpox16 are diseases in humans called by the monkeypox and smallpox (or variola) viruses, respectively. Monkeypox and variola are closely related orthopox viruses. Vaccination against smallpox with live virus vaccines based on horsepox or vaccinia protects against monkeypox. After routine smallpox vaccination was stopped in about 1970, monkeypox has become a growing problem in Africa. Recently approximately 300 cases have been identified outside of Africa.17 Smallpox is considered eradicated, but there are concerns about malicious reintroduction.

About Tonix Pharmaceuticals Holding Corp.1

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing therapeutics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is composed of central nervous system (CNS), rare disease, immunology and infectious disease product candidates. Tonix’s CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead CNS candidate, TNX-102 SL (cyclobenzaprine HCl sublingual tablet), is in mid-Phase 3 development for the management of fibromyalgia with a new Phase 3 study launched in the second quarter of 2022 and interim data expected in the second quarter of 2023. TNX-102 SL is also being developed to treat Long COVID, a chronic post-acute COVID-19 condition. Tonix initiated a Phase 2 study in Long COVID in the third quarter of 2022 and expects interim data in the second quarter of 2023. TNX-1300 (cocaine esterase) is a biologic designed to treat cocaine intoxication and has been granted Breakthrough Therapy designation by the FDA. A Phase 2 study of TNX-1300 is expected to be initiated in the first quarter of 2023. TNX-1900 (intranasal potentiated oxytocin), a small molecule in development for chronic migraine, is expected to enter the clinic with a Phase 2 study in the first quarter of 2023. TNX-601 ER (tianeptine hemioxalate extended-release tablets) is a once-daily formulation of tianeptine being developed as a potential treatment for major depressive disorder (MDD) with a Phase 2 study expected to be initiated in the first quarter of 2023. Tonix’s rare disease portfolio includes TNX-2900 (intranasal potentiated oxytocin) for the treatment of Prader-Willi syndrome. TNX-2900 has been granted Orphan Drug designation by the FDA. Tonix’s immunology portfolio includes biologics to address organ transplant rejection, autoimmunity and cancer, including TNX-1500, which is a humanized monoclonal antibody targeting CD40-ligand (CD40L or CD154) being developed for the prevention of allograft and xenograft rejection and for the treatment of autoimmune diseases. A Phase 1 study of TNX-1500 is expected to be initiated in the first half of 2023. Tonix’s infectious disease pipeline consists of a vaccine in development to prevent smallpox and monkeypox, next-generation vaccines to prevent COVID-19, and a platform to make fully human monoclonal antibodies to treat COVID-19. TNX-801, Tonix’s vaccine in development to prevent smallpox and monkeypox, also serves as the live virus vaccine platform or recombinant pox vaccine (RPV) platform for other infectious diseases. A Phase 1 study of TNX-801 is expected to be initiated in Kenya in the first half of 2023. Tonix’s lead vaccine candidate for COVID-19 is TNX-1850, a live virus vaccines based on Tonix’s recombinant pox live virus vector vaccine platform.

1All of Tonix’s product candidates are investigational new drugs or biologics and have not been approved for any indication.

2Noyce RS, et al. (2018) PLoS One. 13(1):e0188453

3Tulman ER, et al. (2006) J Virol. 80(18):9244-58.PMID:16940536

4Noyce, RS, et al. Synthetic Chimeric Horsepox Virus (scHPXV) Vaccination Protects Macaques from Monkeypox* Presented as a poster at the American Society of Microbiology BioThreats Conference – January 29, 2020, Arlington, VA. (https://content.equisolve.net/tonixpharma/media/10929ac27f4fb5f5204f5cf41d59a121.pdf)

5Tonix Press Release March 16, 202a https://ir.tonixpharma.com/news-events/press-releases/detail/1255/tonix-pharmaceuticals-reports-positive-covid-19-vaccine

6Schrick L et al. N Engl J Med. (2017) 377:1491.

7Qin et al. J. Virol. 89:1809 (2015).

8Jenner E. “An Inquiry Into the Causes and Effects of the Variolae Vaccinae: A Disease Discovered in Some of the Western Counties of England, Particularly Gloucestershire, and Known by the Name of the Cow Pox.” London: Sampson Low, 1798.

9Brinkmann A et al, Genome Biology (2020) 21:286 https://doi.org/10.1186/s13059-020-02202-0

10Duggan A et al. Genome Biology (2020) 21:175 https://doi.org/10.1186/s13059-020-02079-z

11Tonix press release. Dec 4, 2020 https://ir.tonixpharma.com/news-events/press-releases/detail/1236/vaccine-genome-researchers-report-99-7-colinear-identity

12Trindale GS et al. Viruses (2016) (12). Pii: E328. PMID:27973399

13Esparza E, et al Vaccine. (2017) 35(52):7222-7230.

14Esparza J et al. Vaccine. (2020); 38(30):4773-4779.

15www.cdc.gov/poxvirus/monkeypox/about.html

16www.cdc.gov/smallpox/research/

17Mandavilli, A. The New York Times. May 26, 2020. “Who is protected against monkeypox”

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2022, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(862) 904-8182

Olipriya Das, Ph.D. (media)

Russo Partners

Olipriya.Das@russopartnersllc.com

(646) 942-5588

Peter Vozzo (investors)

ICR Westwicke

peter.vozzo@westwicke.com

(443) 213-0505